U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K and Form 10-KSB      [ ] Form 20-F      [X] Form 11-K      [ ] Form 10-Q and Form 10-QSB
                                          [ ] Form N-SAR


         For Period Ended: December 31, 1999
         [] Transition Report on Form 10-K
         [] Transition Report on Form 20-F
         [] Transition Report on Form 11-K
         [] Transition Report on Form 10-Q
         [] Transition Report on Form N-SAR
         For the Transition Period Ended:

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                   Nothing in this Form shall be construed to imply that the
                   Commission has verified any information contained herein.
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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Part I-Registrant Information
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         Full Name of Registrant

         (Former Name if Applicable)
                  IVAX Corporation Employee Savings Plan (Puerto Rico)

         Address of Principal Executive Office (Street and Number)
                  4400 Biscayne Boulevard

         City, State and Zip Code

                  Miami, Florida 33137-3227
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Part II-Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]  (a)   The reasons described in reasonable detail in Part III of
                    this form could not be eliminated without unreasonable effort or expense;

         [X]  (b)   The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]  (c)   The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.
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Part III-Narrative
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Due to delays in accounting procedures, the Plan did not receive the information necessary to complete the audit of its financial statements and, therefore, was unable to timely file the Form 11-K on June 28, 2000.

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Part IV-Other Information
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         (1) Name and telephone number of person to contact in regard to this notification
             Adrienne F. Cornejo                        (305) 575-6039
                  (Name)                                (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [X]  Yes       [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [ ]  Yes       [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



              IVAX Corporation Employee Savings Plan (Puerto Rico)
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                  (Name of Registrant as specified in Charter)



has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                 IVAX CORPORATION EMPLOYEE SAVINGS PLAN
                                 (PUERTO RICO)

                                 By:  IVAX CORPORATION, PLAN ADMINISTRATOR

Date:    June 28, 2000           By:  /S/ CAROL J. GILLESPIE
                                    --------------------------------------------
                                       Carol J. Gillespie
                                       Senior Vice President and General Counsel